Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

July 9, 2004

Curative Health Services, Inc.
150 Motor Parkway
Hauppauge, New York 11788

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Curative Health Services, Inc., a Minnesota corporation (the "Company") and its wholly-owned subsidiaries listed on Schedule I to this Opinion (the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") that the Company has filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the issuance by the Company of $185,000,000 aggregate principal amount of its 10 3/4% Senior Notes due 2011 (the "Exchange Notes") in exchange for a like principal amount of outstanding 10 3/4% Senior Notes due 2011, the issuance of which was not registered under the Securities Act. The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are (i) being issued under an indenture dated as of April 23, 2004 (the "Indenture") between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"), and (ii) being delivered pursuant to a registration rights agreement dated as of April 23, 2004 (the "Registration Rights Agreement") among the Company, the Guarantors and UBS Securities LLC.

        We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for purposes of this opinion.

        In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than any Issuer, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Issuers and of public officials, including those delivered on the date hereof.

        Based on the foregoing, we are of the opinion that:

          1.     The Exchange Notes have been duly authorized by the Company and, when duly issued, executed and authenticated by the Trustee in accordance with the terms of the Indenture and delivered by the Company in accordance with the terms of the Registration Rights Agreement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          2.     The Guarantee of each Guarantor has been duly authorized, executed and delivered by such Guarantor and, when the Exchange Notes are duly authenticated in accordance with the terms of the Indenture and delivered in accordance with the terms of the Registration Rights Agreement, the Guarantee by each Guarantor of the Exchange Notes will constitute legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with its terms.

        The opinions set forth above are subject to the following qualifications and exceptions:

          Our opinions in Paragraphs 1 and 2 above are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting creditors' rights generally and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

          Although we have reviewed the articles of incorporation and bylaws of Hemophilia Access Inc.("Access"), the partnership agreement of Infinity Infusion Care Ltd. ("Infinity Infusion"), and the resolutions adopted by each of Access and Infinity Infusion with respect to the authorization of the execution and delivery of its Guarantee, the Registration Rights Agreement and the Indenture, for the purposes of our opinions in Paragraph 2, we have assumed that (i) Access has the corporate power and authority to execute and deliver, and perform its obligations under, its Guarantee, the Registration Rights Agreement and the Indenture, (ii) Infinity Infusion has the partnership power and authority to execute and deliver, and perform its obligations under, its Guarantee, the Registration Rights Agreement and the Indenture, and (iii) each of Access and Infinity Infusion has duly authorized the execution and delivery of its Guarantee, the Registration Rights Agreement and the Indenture.

          Our opinions in Paragraph 2 above are subject to the defenses available to a guarantor under applicable law, but the waivers of such defenses set forth in the Guarantee are enforceable, subject to the other exceptions set forth herein.

          We express no opinion as to the enforceability of (i) waivers by parties of any statutory or constitutional rights or remedies, (ii) provisions providing that waivers or consents by a party may not be given effect unless in writing or that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind, (iii) any indemnification and contribution rights, which may be limited by applicable law or public policy and (iv) obligations of any party to pay any default interest rate, early termination fee or other form of liquidated damages, to the extent that the payment of such interest rate, fee or damages is construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered by the party to which such amounts are paid as a result of such default or termination, or is otherwise not qualified as liquidated damages.

          Minnesota Statutes § 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party other than the Company seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

        Our opinions expressed above are limited to the laws of the States of California, Minnesota and New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the federal laws of the United States of America.

        We express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture, the Registration Rights Agreement, the Exchange Notes or the Guarantees related to choice of law (or to submission to the jurisdiction of any federal court or any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) except as set forth below. Subject to the following sentence, in any action or proceeding arising out of or relating to the Indenture in any court of the State of Minnesota or in any federal court sitting in the State of Minnesota, such court would recognize and give effect to the provisions of Section 12.09 of the Indenture relating to the parties' choice of New York law as governing the Indenture. Such courts might not give effect to such choice of law provisions if giving effect to such provisions were determined to be contrary to a fundamental policy of the State of Minnesota at such time, but we are not aware of any existing precedent refusing to give effect to a choice of law provision in a substantial commercial contract on purely public policy grounds. In addition, we have assumed for the purposes of this opinion that in selecting New York law the parties are acting in good faith and without an intent to evade the law. To the extent that the Indenture expressly provides for the laws of the State of New York to govern such document, such choice of New York law as the governing law of such document is a valid choice of law under the laws of the State of New York. State courts in the State of New York and the federal courts sitting in the State of New York would honor the choice of law provisions in the Indenture providing that New York law will govern. We express no opinion as to whether any other courts would honor any express choice of law provision contained in the Indenture. Except as provided in the preceding sentences, we express no opinion as to what law would govern any particular issue under the Indenture.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

                      Very truly yours,

                      /s/ DORSEY & WHITNEY LLP

TSH/JBA

Schedule I

Guarantors

CHS Services, Inc.

eBioCare.com Inc.

Hemophilia Access, Inc.

Curative Pharmacy Services, Inc.

Apex Therapeutic Care, Inc.

Infinity Infusion, LLC

Curative Health Services of New York, Inc.

Infinity Infusion II, LLC

Infinity Infusion Care, Ltd.

Optimal Care Plus, Inc.

MedCare, Inc.

Curative Health Services Co.

Curative Health Services III Co.

Critical Care Systems, Inc.